Exhibit 5.1

November 30, 2010

Clear-Lite Holdings, Inc.
102 NE 2nd Street, PMB 400
Boca Raton, FL 33432

Gentlemen:

You have requested our opinion, as counsel for Clear-Lite Holdings, Inc., a Nevada corporation (the “Company”), in connection with the Form S-1 Registration Statement, under the Securities Act of 1933 (the “Act”), filed by the Company with the Commission (the “Registration Statement”).

The Registration Statement relates to an offering of 21,750,000 shares of the Company’s common stock.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated under the laws of the State of Nevada, the jurisdiction of its incorporation and has full corporate power and authority to own its properties and conduct its business as described in the Registration Statement.  The 20,000,000 shares of the Company’s common stock that will be issuable upon conversion of a convertible promissory note of the Company of up to $650,000 principal amount issued to an accredited investor on July 19, 2010 have been duly authorized, and when sold pursuant to the terms described in the Registration Statement, will be legally issued, fully paid and non-assessable.  All other shares being registered in this Registration Statement have been duly authorized, legally issued, fully paid and non-assessable, which include (i) 1,500,000 shares of the Company’s common stock that were issued to an accredited investor pursuant to a subscription agreement entered into on June 17, 2010, between such investor and the Company and (ii) 250,000 shares of the Company’s common stock that the Company issued to consultants for services rendered

No opinion is expressed herein as to any laws other than the State of Nevada of the United States. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, the use of our name under the caption “Legal Matters” and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/S/ ANSLOW & JACLIN LLP

195 Route 9 South, Suite 204, Manalapan, New Jersey 07726
Tel: (732) 409-1212 Fax: (732) 577-1188